Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of DWS Cash Reserve Fund, Inc. on Form N-1A (“Registration Statement”) of our report dated February 24, 2010 relating to the financial statements and financial highlights which appears in the December 31, 2009 Annual Report to Shareholders of Cash Reserve Fund - Prime Series, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 4, 2011